Exhibit 99.1

Golden Enterprises Announces Quarterly Results

BIRMINGHAM, Ala.--(BUSINESS WIRE)--September 20, 2012--Golden Enterprises, Inc.’s (NASDAQ: GLDC) Board of Directors today declared a quarterly dividend of $.03125 per share payable October 31, 2012 to stockholders of record as of October 1, 2012.

Golden Enterprises, Inc. saw an increase in Net sales from the first quarter of 2012 to the first quarter of 2013 of 4%. Net sales for the first quarter were $34,683,455 compared to $33,245,190 for the same period in the prior year. Golden Enterprises was able to maintain .06 earnings per share in spite of rising selling, general, and administrative expenses, as well as continuing challenges with commodities. Commodity costs continue to be a concern going forward due to recent drought conditions affecting corn and refinery issues that have contributed to higher fuels costs. The Company was able to stabilize commodity supplies albeit at higher prices. Golden Enterprises continues to be focused on the future by investing back into the Company while producing quality snacks for our consumers.

The following is a summary of net sales and income information for the thirteen weeks ended August 31, 2012 and September 02, 2011:

	THIRTEEN WEEKS ENDED
	August 31,	September 2,
	2012	2011
Net sales	$34,683,455	$33,245,190

Income before income taxes	$1,174,302	$1,118,827
Income taxes	504,166	419,256

Net income	$670,136	$699,571

Basic and diluted earnings per share	$.06	$.06

Basic weighted shares outstanding	11,734,632	11,734,632

Diluted weighted shares outstanding	11,734,632	11,734,632

This News Release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Actual results could differ materially from those forward-looking statements. Factors that may cause actual results to differ materially include price competition, industry consolidation, raw material costs and effectiveness of sales and marketing activities, as described in the Company’s filings with the Securities and Exchange Commission.

CONTACT:
Golden Enterprises, Inc.
Patty Townsend, 205-458-7132